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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-4), SEC File No. 333-99855, and related Prospectus of Steel Dynamics, Inc. for the registration of $200,000,000 Steel Dynamics, Inc. 9.5% Senior Notes due 2009 and to the incorporation by reference therein of our report dated January 31, 2002 (except for Note 3, as to which the date is March 26, 2002, and Note 7, as to which the date is March 7, 2002), with respect to the consolidated financial statements of Steel Dynamics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Wayne, Indiana
October 10, 2002